Exhibit 10.4
[First Reliance Bancshares Letterhead]

FORM OF SENIOR EXECUTIVE OFFICER LETTER AGREEMENT

March __, 2009

Via Hand Delivery
[Name of Senior Executive Officer]
 [Title of Senior Executive Officer]
 2170 West Palmetto Street
Florence, SC  29501

Dear ______________________,

          First Reliance Bancshares (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Investment Agreement”), with the United States Department of Treasury (the “Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).  If the Company does not participate in the CPP, this letter shall be of no further force and effect.  If the Company ceases at any time to participate in the CPP, this letter shall only be in effect to the extent required by the Treasury with respect to compensation earned or paid during the period the Treasury holds preferred stock of the Company (the “CPP Covered Period”).

          For the Company to participate in the CPP, and as a condition to the closing of the investment contemplated by the Investment Agreement, the Company is required to establish specified standards for incentive compensation payable to its senior executive officers and certain highly compensated employees and to make changes to its compensation arrangements.  To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

1.
No Golden Parachute Payments.  So long as you are an SEO or one of the next five most highly compensated employees of the Company, you are prohibited from receiving any Golden Parachute Payment from the Company during any CPP Covered Period.

2.
Recovery of Bonus and Incentive Compensation.  Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3.
Compensation Program Amendments.  Each of the Company’s compensation, bonus, incentive, deferred compensation and other benefit plans, arrangements and agreements (including golden parachute, severance, change in control and employment agreements now in effect or adopted in the future) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to (a) give effect to Provisions 1, 2, 3, and 4 above, and (b) comply with Section 111 of EESA, as amended from time to time, and any guidance issued thereunder.

4.
Recovery of Prior Compensation of Bonus Payments.   So long as you are an SEO or more of the next 20 most highly compensated employees of the Company, if the Secretary of the Treasury determines that any bonus, retention award or other compensation paid to you by the Company prior to the enactment of the American Recovery and Reinvestment Act was inconsistent with the provisions of Section 111 of EESA, the TARP CPP or otherwise contrary to the public interest, the Secretary of Treasury will seek to negotiate with you and the Company for appropriate reimbursement to the Federal Government with respect to the bonus, retention award or other compensation in question.

           The Company is also required to review its Benefit Plans to ensure that they do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company during the CPP Covered Period. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith so as to not encourage unnecessary and excessive risks.

The letter shall be interpreted in light of the following definitions:

a.	“Senior Executive Officer” or “SEO” means one of the Company’s “senior executive officers” as defined in subsection 111(a)(1) of the EESA

b.	“Golden Parachute Payment” is used with the same meaning as in Section 111(a)(2) of EESA.

c.	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended from time to time, and as supplemented by guidance or regulation issued by the Treasury.

d.	The term “Closing Date” means the date the transaction between the Company and the Treasury closes.

e.
The term “Company” includes any TARP Recipient (as defined in Section 111(a)(3) of the EESA) treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a Waiver pursuant to the Investment Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

f.	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, Section 111(a)(5) of the EESA.

          Provisions 1, 2, 3 and 4 of this letter are intended to, and will be interpreted, administered and construed to comply with Section 111 of the EESA and guidance issued thereunder (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter). In the event that Section 111 of the EESA or any rules or regulations promulgated thereunder are inconsistent with any of the terms above, Section 111 of the EESA and such rules and regulations promulgated thereunder shall control. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of South Carolina. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

           The Company’s Board of Directors appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

FIRST RELIANCE BANCSHARES, INC.

By:

          Intending to be legally bound, I agree with and accept the foregoing terms as of the date set forth below.

[Name]

Date